Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2012 Performance Update

The Frontier Fund Supplement Dated November 30, 2012 to Prospectus Dated April 30, 2012 and the Supplement dated August 17, 2012.

The Frontier Fund Class 1 New

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	November 30, 2012 MTD	November 30, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	0.81%	-6.06%	$93.37
Frontier Long/Short Commodity Series-1a	-1.78%	-6.25%	$114.10
Frontier Masters Series-1	0.60%	-0.02%	$100.23

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of November 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(815,176.21)
Unrealized trading gain (loss)	1,592,934.36
Less: Commissions	(76,893.39)
Less: Trading Fee paid to Managing Owner	(115,798.11)
Interest income	87,424.76

Total Income	672,491.41
EXPENSES
Broker service fees	97,701.49
Incentive fees	15,043.59
Management fees	76,998.14

Total Expenses	189,743.22

Net Income (Loss)	$482,748.19

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	643,847.86225	$59,632,414.72	$92.62
Current month additions	3,069.96483	287,133.75
Current month redemptions	(9,084.11363)	(845,943.54)
Net income (loss) for current month		482,748.19	0.75

Net asset value, end of current month	637,833.71350	$59,556,353.12	$93.37

	Monthly rate of return		0.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(184,482.52)
Unrealized trading gain (loss)	(53,151.44)
Less: Commissions	(23,635.38)
Less: Trading Fee paid to Managing Owner	(38,703.35)
Interest income	34,354.56

Total Income	(265,618.13)
EXPENSES
Broker service fees	32,651.44
Incentive fees	0.00
Management fees	64,100.98

Total Expenses	96,752.42

Net Income (Loss)	$(362,370.55)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	174,469.38283	$20,267,769.61	$116.17
Current month additions	1,518.36432	172,976.78
Current month redemptions	(1,279.13845)	(144,461.08)
Net income (loss) for current month		(362,370.55)	(2.07)

Net asset value, end of current month	174,708.60870	$19,933,914.76	$114.10

	Monthly rate of return		-1.78%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(384,764.04)
Unrealized trading gain (loss)	801,331.25
Less: Commissions	(27,776.18)
Less: Trading Fee paid to Managing Owner	(73,928.82)
Interest income	55,379.43

Total Income	370,241.64
EXPENSES
Broker service fees	62,373.09
Incentive fees	0.00
Management fees	78,015.68

Total Expenses	140,388.77

Net Income (Loss)	$229,852.87

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	380,934.07557	$37,953,857.87	$99.63
Current month additions	1,513.69811	151,603.71
Current month redemptions	(21,921.92938)	(2,199,003.44)
Net income (loss) for current month		229,852.87	0.60

Net asset value, end of current month	360,525.84430	$36,136,311.01	$100.23

	Monthly rate of return		0.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,544,057.84)
Unrealized trading gain (loss)	3,018,568.34
Less: Commissions	(146,073.58)
Less: Trading Fee paid to Managing Owner	(219,983.87)
Interest income	166,087.87

Total Income	1,274,540.92
EXPENSES
Trading fees	0.00
Broker service fees	108,689.48
Incentive fees	28,512.66
Management fees	146,280.01

Total Expenses	283,482.15

Net Income (Loss)	$991,058.77

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,187,823.41343	$113,107,208.17	$95.22
Current month additions	6,686.25872	643,733.75
Current month redemptions	(14,831.64159)	(1,409,625.49)
Net income (loss) for current month		991,058.77	0.85

Net asset value, end of current month	1,179,678.03060	$113,332,375.20	$96.07

	Monthly rate of return		0.89%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(572,293.62)
Unrealized trading gain (loss)	(165,208.23)
Less: Commissions	(73,302.56)
Less: Trading Fee paid to Managing Owner	(79,793.13)
Interest income	106,540.83

Total Income	(784,056.71)
EXPENSES
Trading fees	0.00
Broker service fees	35,020.13
Incentive fees	0.00
Management fees	273,462.12

Total Expenses	308,482.25

Net Income (Loss)	$(1,092,538.96)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	469,400.74978	$63,109,231.00	$134.45
Current month additions	3,309.45553	389,876.78
Current month redemptions	(5,136.59480)	(728,755.17)
Net income (loss) for current month		(1,092,538.96)	(2.54)

Net asset value, end of current month	467,573.61050	$61,677,813.65	$131.91

	Monthly rate of return		-1.89%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(559,834.35)
Unrealized trading gain (loss)	1,168,177.32
Less: Commissions	(40,626.03)
Less: Trading Fee paid to Managing Owner	(108,078.46)
Interest income	80,961.50

Total Income	540,599.98
EXPENSES
Trading fees	0.00
Broker service fees	65,974.59
Incentive fees	0.00
Management fees	114,057.42

Total Expenses	180,032.01

Net Income (Loss)	$360,567.97

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	547,054.90284	$55,518,247.03	$101.49
Current month additions	2,480.08287	254,103.71
Current month redemptions	(24,895.34871)	(2,515,120.78)
Net income (loss) for current month		360,567.97	0.71

Net asset value, end of current month	524,639.63700	$53,617,797.93	$102.20

	Monthly rate of return		0.70%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounitng Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES